UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 12(b) or (g) of
the Securities Exchange Act of 1934
(Date of Report (date of earliest event reported)): February 28, 2006
Cortland Bancorp

(Exact name of registrant specified in its charter)

Ohio	0-13814	34-1451118

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

194 West Main Street Cortland, Ohio	44410

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (330) 637-8040
[not applicable]

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer
     Mr. Lawrence A. Fantauzzi, President and Chief Executive Officer of Cortland Bancorp and The Cortland Savings and Banking Company has taken a temporary leave of absence for health reasons.
     Effective February 28, 2006, Rodger W. Platt, Director Emeritus of the Cortland Savings and Banking Company ( the “Bank” ), the Registrant’s bank subsidiary, was designated to serve as Interim President and Chief Executive Officer until Mr. Fantauzzi’s return. Prior to retiring on November 1, 2005, Mr. Platt, had been the President and Chief Executive Officer of the Registrant and the bank subsidiary. Mr. Platt had been employed by The Cortland Savings and Banking Company for 42 years, over 29 as President and Chief Executive Officer.
     Mr. Fantauzzi is currently expected to make a full recovery and to resume his duties in the late Spring or Summer of 2006.
     Mr. Platt has agreed to serve as Interim President and Chief Executive Officer on a non-compensated basis except the standard fees he receives as a director emeritus which amounts to $300 per meeting, not to exceed $6000 annually. Mr. Platt continues to receive retirement benefits under his August 15, 2002 Amended Salary Continuation Agreement as well. Lastly, Mr. Platt will have use of a bank-owned automobile during the duration of his assignment as Interim President and Chief Executive Officer. The benefit derived from the use of the Company vehicle is expected to be approximately $693 a month.
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cortland Bancorp

Date: March 2, 2006	/s/ James M. Gasior

James M. Gasior Chief Financial Officer